April 14, 2009
Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Rio Tinto Finance (USA) Limited, Rio Tinto plc and Rio Tinto Limited of our report dated March 1, 2007 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Item 8 of Alcan Inc.’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants